SECURITIES AND EXCHANGE COMMISSION

                 Washington, D.C. 20549











                       FORM 8 - K



                     CURRENT REPORT



         Pursuant to section 13 or 15(d) of the
            Securities Exchange Act of 1934

           Date of Report: February 28, 1995





                  ELSINORE CORPORATION
     (Exact name of registrant as specified in its charter)




     STATE OF NEVADA                 1-7831               88 0117544
     (State or other        (Commission File Number)    (IRS Employer
      jurisdiction of                                  Identification No.)
      incorporation)




                202 Fremont Street                   89101
                Las Vegas, Nevada                  (Zip Code)
          (Address of principal executive
                       offices)


     Registrant's telephone number, including area code: (702) 385-4011

Item 5.          Other Events.

     Anticipated Capital Contributions to Spotlight 29 Casino

          Elsinore Corporation (the "Company") believes that based on the trend of the first six weeks of operations of the Spotlight 29 Casino ("Spotlight 29"), which opened near Palm Springs, California on January 14, 1995, it may be required to contribute by the end of the first quarter up to an additional $1 million to fund Spotlight 29's operating expenses. The projected need for one or more additional capital contributions is the result, among other things, of lower than anticipated revenues from operation of Spotlight 29. This lower revenue is believed by the Company to be attributable in part to competition from the other Native American gaming facilities in Southern California that continue to operate electronic gaming machines without an approved compact with the State of California and from the marketing plan of Spotlight 29 taking longer to implement than expected.

          Any such capital contribution will require the Company to raise additional financing in the first quarter of 1995 to meet its debt and other obligations. There can be no assurances that such financing will occur. If the Company fails to raise this financing, the Company will face a liquidity crisis and, as such, will need to obtain waivers from its creditors, restructure its debt, sell assets or seek protection from creditors. For a discussion of the Company's liquidity in general, see pages 7, 8 and 19 through 23 of the Company's Registration Statement (No. 33-85490) filed with the Securities and Exchange Commission and dated January 25, 1995.

                       SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: February 28, 1995

                                                  ELSINORE CORPORATION


                                                  By
                                                   Frank L. Burrell, Jr.
                                                   Chairman of the Board
                                                   Chief Executive Officer